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                           BRADLEY & RILEY LETTERHEAD




December 19, 2000


Berthel Growth Trust II
701 Tama Street, Building B
P O Box 609
Marion, IA 52302-0609

RE:  Registration Statement on Form N-2
     Registration No. 333-41016


We have acted as counsel to Berthel Growth Trust II (the "Trust"), Berthel Fisher & Company Planning, Inc. (the "Trust Advisor") and TJB Capital Management, Inc. (the "Corporate Trustee") in connection with the Trust's organization pursuant to its Declaration of Trust dated as of July 7, 2000 (the "Declaration of Trust"), and in connection with the preparation and filing of the registration statement on Form N-2 filed with the Securities and Exchange Commission on July 7, 2000, as thereafter amended (the "Registration Statement"), and the Prospectus included therein (the "Prospectus") relating to the offering of beneficial interests by the Trust. Capitalized terms used without definition herein have the respective meanings set forth in the Declaration of Trust and the Prospectus.

We have participated in the preparation of the Declaration of Trust, the Registration Statement and the Prospectus. We have also examined and relied upon the representations and warranties as to factual matters made in or pursuant to the documents referred to above, upon the representations made to us by the Trust Advisor and the Corporate Trustee, upon the originals, or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations issued thereunder, administrative interpretations thereof and judicial decisions with respect thereto, all as of the date hereof. In rendering the opinions expressed below, we have assumed that the Trust will be operated in accordance with the terms of the Declaration of Trust and the provisions of the Delaware Business Trust Act.

Based upon the foregoing, and provided that the Trust is not a publicly-traded partnership, it is our opinion that the Trust will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation. Section 15.8 of the Declaration of Trust permits the Trust Advisor under certain circumstances to modify the restrictions contained in the Declaration of Trust on transfer of Shares. This opinion is based upon the restrictions on transfers of Shares contained in the Declaration of Trust on the date hereof.

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It is our opinion that the allocations of income, gain, loss and deduction under the Declaration of Trust, more likely than not, will be respected in all material respects for Federal income tax purposes. However, we express no opinion about whether the transferor-transferee prorations contained in the Declaration of Trust comply with the requirements of sections 706(d) of the Code (relating to determinations of distributive shares when ownership of Shares changes).

We have reviewed the discussion of federal income tax consequences set forth in the Registration Statement under the captions "Risk Factors" and "Tax Matters." That discussion correctly reflects the opinions we have expressed to you herein, and in our opinion, the other matters set forth therein concerning the federal income tax consequences of an investment in, and the proposed operations of, the Trust are in conformity with current provisions of the Code, Treasury regulations, rulings, case law and other legal precedent in effect as of the date of the Registration Statement, as we have interpreted them.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        BRADLEY & RILEY PC

                                        /s/ Bradley & Riley PC